UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2014
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Federal Signal Corporation
(Exact name of registrant as specified in its charter)
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Delaware	001-6003	36-1063330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 W. 22nd Street, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (630) 954-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Federal Signal Corporation (“the Company”) today announced that a Latvian court returned a ruling against the Company’s Bronto Skylift Oy Ab subsidiary in a lawsuit relating to a commercial dispute. The dispute involves a transaction for the 2008 sale of three Bronto units that were purchased by a financing company for lease to a Latvian fire department. The lessor and the Latvian fire department sought to rescind the contract after delivery, despite the fact that an independent third party, selected by the lessor, had certified the vehicles satisfied the terms of the contract. The adverse judgment requires Bronto to refund the purchase price and pay interest and attorneys’ fees. The Court denied the lessor’s claim against Bronto for alleged damages relating to lost lease income.
The Company continues to believe that the claims against Bronto are weak and that Bronto fully satisfied the terms of the contract. The Company intends to pursue all available post-trial appeals to seek to have the ruling overturned. Legal counsel has indicated that the appeal process could take two years or more.
In evaluating whether a charge to record a reserve will be necessary, the Company will analyze all of the available information, including the legal reasoning applied by the Court in reaching its decision. This reasoning will be included in the full written judgment that is scheduled to be issued in the coming weeks. Based on our ongoing evaluation, the adverse judgment could result in the Company taking a charge for this one-time item that could range from zero to approximately $4 million.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Federal Signal Corporation press release dated June 13, 2014 announcing unfavorable court ruling in a Latvian commercial dispute.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL SIGNAL CORPORATION

Dated: June 13, 2014	By:	/s/ Jennifer L. Sherman
Jennifer L. Sherman
Senior Vice President, Chief Operating Officer, and General Counsel

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Federal Signal Corporation press release dated June 13, 2014 announcing unfavorable court ruling in a Latvian commercial dispute.